Exhibit 21.1

List of Subsidiaries of Registrant

TA THI Holdings, Inc. (Delaware)

Tectum Holdings, Inc. (Delaware)

THI E-Commerce, LLC (Delaware)

Extang Corporation (Michigan)

TruXedo, Inc. (Delaware)

BedRug, Inc. (Delaware)

Undercover, Inc. (Delaware)

Advantage Truck Accessories, Inc. (Indiana)

Retrax Holdings, LLC (Delaware)

A.R.E. Accessories, LLC (Delaware)

A.R.E. Accessories DISC Corp. (Ohio)

A.R.E. Logistics LLC (Ohio)

RealTruck, Inc. (North Dakota)

Laurmark Enterprises, Inc. d/b/a BAK Industries (Texas)

REV Industries, LLC (California)

Auto Customs, LLC (Delaware)

BlueGrass Offroad, LLC (Kentucky)

Web Intellect, LLC (Delaware)

Lazer Lite Covers, LLC (Florida)